EXHIBIT 5

                       [Letterhead of The Otto Law Group]


                                 March 15, 2004


NANNACO, Inc.
9739 Cobb Street, #1
San Antonio, Texas 78217

         Re: Registration of Common Stock of NANNACO, Inc., a Texas corporation ("NANNACO").

Ladies and Gentlemen:

         For purposes of the registration on Form S-8 under the Securities Act of 1933, as amended (the "Securities Act"), of 65,000,000 shares of common stock of NANNACO in connection with the (i) Consulting Services Agreements, as amended, between NANNACO and (a) Bartholomew International Investment Limited, Inc., (b) Daedalus Ventures, Inc., (c) Mark Triesch, (d) Kenneth Davidson, (e) Saratoga Capital Partners, Inc., (f) Nicole Leigh Van Coller, (g) Bagswell Capital, LLC, (h) Capital Group International, LLLP-Western Series (ii) the Engagement Agreement between NANNACO and The Otto Law Group, PLLC, and (iii) the Employment Agreement between NANNACO and Steve Careaga (collectively, the "Agreements"), we have examined such documents and have reviewed such questions of law as we have considered necessary and appropriate for the purposes of this opinion and, based thereon, we advise you that, in our opinion, when such shares have been issued and sold in accordance with the registration statement referenced herein, such shares will be validly issued, fully paid and nonassessable shares of NANNACO's common stock.

         As the shares under the Agreements which are subject to this opinion are issued under a registration statement pursuant to the Securities Act, they may be issued free and clear of all restrictions.

         We hereby consent to the filing of this opinion as an exhibit to the above described registration statement.


                                          Very truly yours,

                                          THE OTTO LAW GROUP, PLLC

                                          /s/ The Otto Law Group, PLLC
                                          ----------------------------